EXHIBIT 23.1

CONSENT OF INDEPENDENCE ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 21, 2003 relating to the consolidated financial statements, which appear in Tredegar Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Richmond, Virginia
August 1, 2003